Exhibit 99.1

Fidelity National Financial, Inc. and Cannae Holdings, Inc. Announce Completion of Split-Off

JACKSONVILLE, Fla. — (November 20, 2017) — Fidelity National Financial, Inc. (NYSE: FNF) (“FNF”) and Cannae Holdings, Inc. (NYSE: CNNE) (“Cannae”) announced today that the split-off of Cannae from FNF (the “Split Off”) has been completed. As a result, FNF and Cannae are now separate publicly traded companies. Cannae’s common stock will begin trading on November 20, 2017 on the New York Stock Exchange under the symbol listed above.

As disclosed in more detail in FNF’s proxy statement (the “Proxy Statement”), dated October 19, 2017, for its special meeting of FNFV Group stockholders held on November 17, 2017 (the “Special Meeting”), prior to the Redemption, certain subsidiaries of FNF contributed $100 million to Cannae in exchange for 5,706,134 shares of Cannae common stock.  The number of Cannae shares received by FNF pursuant to this contribution was calculated in accordance with FNF’s Fourth Amended and Restated Certificate of Incorporation, by dividing $100 million by the average of the high and low trading price of the FNFV Group tracking stock on November 16, 2017.  As of the date hereof, FNF owns approximately 8% of the outstanding shares of Cannae common stock and will dispose of such shares as soon as a disposition is warranted consistent with the business reasons for the ownership of such shares, but in no event later than five years from the closing of the Split Off of Cannae from FNF.  In addition, FNF has agreed to vote all of the shares of Cannae common stock owned by it in the same manner as all shares voted by holders of Cannae common stock other than FNF.

As disclosed in more detail in the Proxy Statement, following the Split Off, FNF’s outstanding 4.25% convertible senior notes due 2018 will be convertible solely into FNF Group common stock, par value $0.0001 per share (the “FNF Common Stock”), subject to FNF’s right to settle part or all of its conversion obligation in cash.  In addition, the Split Off will result in an adjustment to the conversion rate for these notes based on the relative trading prices of FNF Common Stock and Cannae common stock, par value $0.0001 per share, over the 10 consecutive trading days following November 17, 2017.

About Fidelity National Financial, Inc.

FNF is a leading provider of title insurance and transaction services to the real estate and mortgage industries.  FNF is the nation’s largest title insurance company through its title insurance underwriters - Fidelity National Title, Chicago Title, Commonwealth Land Title, Alamo Title and National Title of New York - that collectively issue more title insurance policies than any other title company in the United States.

About Cannae Holdings, Inc.

Cannae holds majority and minority equity investment stakes in a number of entities, including Ceridian Holdings, LLC, American Blue Ribbon Holdings, LLC and T-System Holding LLC.  More information about Cannae can be found at www.cannaeholdings.com.

FNF-G

SOURCE: Fidelity National Financial, Inc. and Cannae Holdings, Inc.

CONTACT: Daniel Kennedy Murphy, Senior Vice President and Treasurer, 904-854-8120, dkmurphy@fnf.com